Exhibit 11

                                                Oxford Resources Corp.
                                                      and Subsidiaries

                                           Statement of Computation of
                                                  Net Income Per Share

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                                            Six Months Ended  Three Months Ended
                                              December 31,       December 31,
                                              1996    1995     1996      1995
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(In thousands except per share data)

Net income                                  $11,564  $ 8,575  $ 5,864  $ 4,540
                                            -------  -------  -------  -------
Weighted average common shares
  outstanding                                14,863   13,881   14,887   14,494
Common stock equivalents                        225      232      255      248
                                            -------  -------  -------  -------
Weighted average number of common
  and common equivalent shares outstanding   15,088   14,113   15,142   14,742
                                            =======  =======  =======  =======

Primary earnings per share                  $  0.77  $  0.61  $  0.39  $  0.31
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